MDU Resources Reports Higher Second Quarter Earnings, Increases Guidance

BISMARCK, N.D. — Aug. 3, 2023 — MDU Resources Group, Inc. (NYSE: MDU) today reported second quarter earnings on a generally accepted accounting principles (GAAP) basis of $130.7 million, or 64 cents per share, compared to second quarter 2022 GAAP earnings of $70.7 million, or 35 cents per share. Income for second quarter 2023 from continuing operations was $147.6 million, or 72 cents per share. When adjusting for the May 31 spinoff of approximately 90% of the outstanding shares of Knife River Corporation, including the unrealized gain on the retained shares, as well as items related to other strategic initiatives, second quarter adjusted income from continuing operations were $60.0 million, or 29 cents per share, compared to second quarter 2022 adjusted income from continuing operations of $36.1 million, or 18 cents per share.

For the six months ended June 30, 2023, MDU Resources had earnings on a GAAP basis of $169.0 million, or 83 cents per share, compared to GAAP earnings of $102.4 million, or 50 cents per share, for the same period in 2022. Income from continuing operations for the same period was $231.5 million, or $1.14 per share. For the six months ended June 30, 2023, income from continuing operations adjusted for items as previously noted was $147.2 million, or 72 cents per share, compared to adjusted income from continuing operations of $104.8 million, or 51 cents per share, for the same period in 2022.

For an explanation of non-GAAP adjustments, see the “Non-GAAP Financial Measures” section in this news release.

“While completing a historic quarter at MDU Resources with the successful separation of Knife River Corporation, we experienced outstanding performance from all our businesses and achieved record results in a number of areas, all thanks to the hard work and dedication of our employees,” said David L. Goodin, president and CEO of MDU Resources.

“We expect our strong momentum to continue into the second half of the year as our utility and pipeline businesses have active regulatory schedules and a number of growth projects underway. Reflecting the robust start to the year, we are increasing our earnings guidance for our regulated energy delivery businesses from $140 million to $150 million up to $150 million to $160 million for 2023.

"Our construction services business had record performance through the first half of the year and a record second quarter backlog. We announced on July 10, following a strategic review, that we intend to pursue a tax-advantaged separation of MDU Construction Services Group as we work toward achieving our objective of becoming a pure-play regulated energy delivery business.”

Results at each of MDU Resources’ businesses were positively impacted in the second quarter on a non-cash basis by higher investment returns on nonqualified benefit plans. Collectively, the positive earnings variance contributed approximately $8.4 million, or 4 cents per share to income from continuing operations, compared to second quarter 2022. Through June 30, the positive variance contributed approximately $15.7 million, or 8 cents per share to income from continuing operations, compared to the same period in 2022. The company attributes this change in investment returns to fluctuations in the financial markets.

Regulated Energy Delivery Highlights
Electric and Natural Gas Utility
The electric and natural gas utility earned $13.1 million in the second quarter, compared to a loss of $2.9 million in the second quarter of 2022.

Rate relief in certain electric and natural gas jurisdictions contributed to the increase in earnings. With warmer temperatures impacting customers’ energy usage and the electric utility bringing on a new large-volume customer during the quarter, electric retail sales volumes were 31.4% higher and natural gas retail sales volumes were 12.5% lower than second quarter 2022.

Regulatory update:
•On June 6, the North Dakota Public Service Commission approved an all-party settlement allowing for a 7.4% revenue increase of $15.3 million in the utility’s electric rate case, with new rates effective July 1.
•On June 12, the utility filed an all-party settlement for its electric rate case before the Montana Public Service Commission. If approved, it would result in a 9.1% annual revenue increase of $6.1 million.
•On June 30, the Idaho Public Utilities Commission approved an all-party settlement allowing for a 0.73% revenue increase of $3.1 million in the utility’s natural gas rate case, with new rates effective July 1.
•On July 14, the utility filed with the North Dakota Public Service Commission an adjustment to its transmission cost adjustment tracker that reduces revenue collected from customers by approximately $10.7 million.
•Before year-end, the utility anticipates filing an electric rate case and a natural gas rate case in South Dakota and a natural gas rate case in North Dakota.

The company is constructing an 88-megawatt natural gas-fired, simple-cycle combustion turbine electric generating facility near Mandan, North Dakota, and expects it to be operational later this year.

Pipeline
The pipeline business earned $8.7 million in the second quarter, compared to $7.1 million in the second quarter of 2022. The business had higher transportation and storage-related revenues during the quarter and record quarterly natural gas transportation volumes, largely related to increased contracted volume commitments on the North Bakken Expansion project that was placed into service in February 2022.

The company began construction in the second quarter on three pipeline expansion projects that are expected to be in service later in 2023. These projects are expected to add incremental natural gas transportation capacity of approximately 300 million cubic feet per day, increasing total transportation capacity from 2.4 billion to 2.7 billion cubic feet per day.

Regulatory update:
•The company filed a rate case in January with the Federal Energy Regulatory Commission in which it is seeking rate increases for its transportation and storage services. The company is working with the FERC and customers on a settlement agreement for new rates effective in August 2023, pending approval by the FERC.

Construction Services Highlights
The construction services business had record second quarter revenues of $747.0 million and record second quarter earnings of $38.6 million, compared to revenues of $685.4 million and earnings of $34.5 million in the second quarter of 2022.

The company experienced strong demand during the quarter for commercial work, including hospitality-related and data center construction services, and industrial work, including high tech construction services. It also saw higher demand for utility-related work, with stronger gross profit due to the type of work performed. Increased labor costs and interest expense offset some of the gains.

While completing a record amount of work as evidenced by record revenues during the quarter, MDU Construction Services Group continues to see strong demand for its services and had record second quarter backlog of $1.94 billion at June 30, compared to $1.92 billion at June 30, 2022.

Discontinued Operations and Adjusted Earnings
On May 31, 2023, MDU Resources completed a spinoff of approximately 90% of the outstanding shares of its construction materials subsidiary, Knife River, which became an independent, publicly traded company. Knife River's results, transaction costs associated with the spinoff, and certain interest expense associated with the spinoff are reported as discontinued operations, and MDU Resources' prior period results have been restated to reflect this spinoff. The unrealized gains from the approximately 10% of retained shares of Knife River's outstanding stock are reported as part of MDU Resources' continuing operations in its Other segment.

MDU Resources is reporting adjusted income from continuing operations that excludes the unrealized gain on the retained interest of the Knife River shares, as well as costs related to MDU Resources' other strategic initiatives. Adjusted income from continuing operations is a non-GAAP measure. For an explanation of non-GAAP earnings adjustments, see the “Non-GAAP Financial Measures” section in this news release. More information about the strategic initiatives can be found on the company’s website at www.mdu.com.

Guidance
Because of MDU Resources’ strategic initiatives, the company is providing guidance for 2023 results by business. For 2023, MDU Resources expects:
•Earnings from its regulated energy delivery businesses in the range of $150 million to $160 million, up from $140 million to $150 million.
•Construction services revenues in the range of $2.80 billion to $3.00 billion, with slightly higher margins compared to 2022, and EBITDA of $200 million to $225 million.

Conference Call
MDU Resources’ management will discuss second quarter results on a webcast at 2 p.m. EDT today. The webcast can be accessed at www.mdu.com under the “Investor Relations” heading. Select “Events & Presentations,” and click on “2Q 2023 Earnings Conference Call.” A replay of the webcast will be available at the same location.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Brent Miller, assistant treasurer, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance or other proposed strategies, including the pursuit of a tax-advantaged separation of its construction services business and proposed future structure of a pure-play regulated energy delivery company will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted income from continuing operations, and adjusted earnings per share from continuing operations, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$340.5	$323.6	$1,014.4	$877.3
Non-regulated pipeline, construction services and other	750.6	686.2	1,506.8	1,239.6
Total operating revenues	1,091.1	1,009.8	2,521.2	2,116.9
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	95.5	94.5	197.5	192.3
Non-regulated pipeline, construction services and other	674.1	615.1	1,368.5	1,117.8
Total operation and maintenance	769.6	709.6	1,566.0	1,310.1
Purchased natural gas sold	115.9	115.3	487.0	382.7
Depreciation, depletion and amortization	53.5	54.9	105.7	106.8
Taxes, other than income	49.7	45.5	117.1	99.0
Electric fuel and purchased power	20.4	21.9	44.8	48.3
Total operating expenses	1,009.1	947.2	2,320.6	1,946.9
Operating income	82.0	62.6	200.6	170.0
Unrealized gain on investment in Knife River	140.0	—	140.0	—
Other income (expense)	10.0	(2.3)	20.3	(3.2)
Interest expense	26.5	19.2	50.4	38.1
Income before income taxes	205.5	41.1	310.5	128.7
Income tax expense	57.9	5.3	79.0	24.2
Income from continuing operations	147.6	35.8	231.5	104.5
Discontinued operations, net of tax	(16.9)	34.9	(62.5)	(2.1)
Net income	$130.7	$70.7	$169.0	$102.4

Earnings per share – basic:
Income from continuing operations	$.72	$.18	$1.14	$.51
Discontinued operations, net of tax	(.08)	.17	(.31)	(.01)
Earnings per share – basic	$.64	$.35	$.83	$.50
Earnings per share – diluted:
Income from continuing operations	$.72	$.18	$1.14	$.51
Discontinued operations, net of tax	(.08)	.17	(.31)	(.01)
Earnings per share – diluted	$.64	$.35	$.83	$.50
Weighted average common shares outstanding – basic	203.6	203.4	203.6	203.4
Weighted average common shares outstanding – diluted	203.9	203.4	203.9	203.4

Selected Cash Flows Information*
	Six Months Ended
	June 30,
	2023	2022
	(In millions)
Net cash provided by operating activities	$73.1	$119.2
Net cash used in investing activities	(276.6)	(291.1)
Net cash provided by financing activities	183.8	184.8
Increase (decrease) in cash and cash equivalents	(19.7)	12.9
Cash and cash equivalents - beginning of year	70.4	40.8
Cash and cash equivalents - end of period	$50.7	$53.7
*Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2023 Estimated	2024 Estimated	2025 Estimated	2023 - 2027 Total Estimated
	(In millions)
Electric	$98	$127	$130	$810
Natural gas distribution	245	311	260	1,287
Pipeline	145	117	127	459
Construction services	38	34	34	178
Total capital expenditures*	$526	$589	$551	$2,734

*Excludes "Other" category, as well as net proceeds from the sale or disposition of property
Note: Total capital expenditures is presented on a gross basis
The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors, including the pursuit of a tax-advantaged separation of MDU Construction Services Group.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations, adjusted EBITDA from continuing operations, 2023 EBITDA guidance, adjusted income from continuing operations and adjusted earnings per share from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization; and adjusted EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization before any transaction-related impacts from strategic initiatives. The company defines adjusted income (loss) from continuing operations as income from continuing operations attributable to the company before any transaction-related impacts from strategic initiatives, including the unrealized gain on the investment in Knife River.
The company believes these non-GAAP financial measures provide meaningful information to investors about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, capital investment, the gain on the investment in Knife River and the one-time costs associated with the company's strategic initiatives. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results internally and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following tables provide a reconciliation of consolidated income from continuing operations to adjusted income from continuing operations, earnings per share from continuing operations to adjusted earnings per share from continuing operations, GAAP net income to EBITDA from continuing operations for actual as well as forecasted results. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
	(In millions, except per share amounts)
	(Unaudited)
Income from continuing operations	$147.6	$35.8	$231.5	$104.5
Adjustments:
Less: Unrealized gain on investment in Knife River, net of tax*	90.8	—	90.8	—
Costs attributable to strategic initiatives, net of tax*	3.2	.3	6.5	.3
Adjusted income from continuing operations	$60.0	$36.1	$147.2	$104.8
*Includes unrealized gain of $140.0 million, net of tax of $49.2 million for the quarter and year to date 2023 on retained shares investment in Knife River and costs attributable to strategic initiatives of $4.2 million, net of tax of $1.0 million quarter to date and $8.6 million, net of tax of $2.1 million year to date 2023, which were not included in discontinued operations.

Earnings Per Share Reconciliation
Earnings per share from continuing operations	$.72	$.18	$1.14	$.51
Adjustments:
Less: Earnings per share attributable to unrealized gain on investment in Knife River	.45	—	.45	—
Loss per share attributable to strategic initiative costs	.02	—	.03	—
Adjusted earnings per share from continuing operations	$.29	$.18	$.72	$.51

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In millions)
Net income	$130.7	$70.7	$169.0	$102.4
Discontinued operations, net of tax	(16.9)	34.9	(62.5)	(2.1)
Income from continuing operations	147.6	35.8	231.5	104.5
Adjustments:
Interest expense	26.5	19.2	50.4	38.1
Income taxes	57.9	5.3	79.0	24.2
Depreciation, depletion and amortization	53.5	54.9	105.7	106.8
EBITDA from continuing operations	$285.5	$115.2	$466.6	$273.6
Adjustments:
Less: Unrealized gain on investment in Knife River, net of tax*	90.8	—	90.8	—
Costs attributable to strategic initiatives, net of tax*	3.2	.3	6.5	.3
Adjusted EBITDA from continuing operations	$197.9	$115.5	$382.3	$273.9

EBITDA Guidance Reconciliation for 2023
	Construction Services
	Low	High
	(In millions)
Income from continuing operations	$120.0	$140.0
Adjustments:
Interest expense	15.0	15.0
Income taxes	40.0	45.0
Depreciation, depletion and amortization	25.0	25.0
EBITDA from continuing operations	$200.0	$225.0

Electric	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$91.0	$85.5	6%	$186.7	$179.3	4%
Operating expenses:
Electric fuel and purchased power	20.4	21.9	(7)%	44.8	48.3	(7)%
Operation and maintenance	28.4	31.5	(10)%	58.3	62.3	(6)%
Depreciation, depletion and amortization	16.2	19.4	(16)%	31.8	36.3	(12)%
Taxes, other than income	4.4	4.4	—%	9.1	9.1	—%
Total operating expenses	69.4	77.2	(10)%	144.0	156.0	(8)%
Operating income	21.6	8.3	160%	42.7	23.3	83%
Other income (expense)	.9	(1.0)	190%	2.1	(1.2)	275%
Interest expense	6.7	7.0	(4)%	13.4	14.0	(4)%
Income before taxes	15.8	.3	NM	31.4	8.1	288%
Income tax benefit	(.5)	(4.3)	(88)%	(1.5)	(7.8)	(81)%
Net income	$16.3	$4.6	254%	$32.9	$15.9	107%
Adjustments:
Interest expense	6.7	7.0	(4)%	13.4	14.0	(4)%
Income tax benefit	(.5)	(4.3)	(88)%	(1.5)	(7.8)	(81)%
Depreciation, depletion and amortization	16.2	19.4	(16)%	31.8	36.3	(12)%
EBITDA	$38.7	$26.7	45%	$76.6	$58.4	31%
NM - not meaningful

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues (millions)
Retail sales:
Residential	$30.2	$28.8	$66.4	$64.0
Commercial	36.2	33.3	71.0	66.9
Industrial	10.1	10.7	20.5	20.5
Other	1.6	1.8	3.3	3.4
	78.1	74.6	161.2	154.8
Other	12.9	10.9	25.5	24.5
	$91.0	$85.5	$186.7	$179.3
Volumes (million kWh)
Retail sales:
Residential	266.5	244.1	623.8	601.8
Commercial	542.3	329.3	927.8	693.4
Industrial	144.9	147.7	292.2	288.0
Other	20.7	20.6	40.9	40.1
	974.4	741.7	1,884.7	1,623.3
Average cost of electric fuel and purchased power per kWh	$.020	$.028	$.022	$.028
The electric business reported net income of $16.3 million in the second quarter, compared to $4.6 million for the same period in 2022. This increase was largely the result of higher retail sales due to interim rate relief in North Dakota and Montana and a 31.4% increase in commercial and residential volumes, primarily the result of warmer weather and an electric service agreement to provide power to a data center near Ellendale, North Dakota; and lower operation and maintenance expense, particularly the absence of a prior year planned maintenance outage at Coyote Station and payroll-related costs. The business also experienced higher investment returns on nonqualified benefit plans of $2.2 million.

The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $1.5 million lower electric fuel and purchased power costs, which decreased both operating revenues and electric fuel and purchased power; lower production tax credits driven by lower wind production during the quarter, which increased operating revenues and decreased income tax benefits; and lower depreciation and amortization expense driven largely by coal-fired electric generating facility plant closures, which was offset in operating revenues.
The electric business's EBITDA increased $12.0 million in the second quarter of 2023, compared to 2022, primarily the result of higher retail sales, lower operation and maintenance expense and higher investment returns on nonqualified benefit plans, as previously discussed.

Natural Gas Distribution	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$219.0	$210.6	4%	$784.7	$661.1	19%
Operating expenses:
Purchased natural gas sold	123.6	122.7	1%	520.8	415.9	25%
Operation and maintenance	52.6	50.8	4%	109.8	105.0	5%
Depreciation, depletion and amortization	23.5	22.4	5%	46.7	44.7	4%
Taxes, other than income	16.9	15.3	10%	46.5	39.9	17%
Total operating expenses	216.6	211.2	3%	723.8	605.5	20%
Operating income (loss)	2.4	(.6)	500%	60.9	55.6	10%
Other income (expense)	4.9	(.7)	800%	9.8	(1.1)	991%
Interest expense	13.7	9.7	41%	27.7	19.2	44%
Income (loss) before taxes	(6.4)	(11.0)	42%	43.0	35.3	22%
Income tax (benefit) expense	(3.2)	(3.5)	(9)%	7.2	6.5	11%
Net income (loss)	$(3.2)	$(7.5)	57%	$35.8	$28.8	24%
Adjustments:
Interest expense	13.7	9.7	41%	27.7	19.2	44%
Income tax (benefit) expense	(3.2)	(3.5)	9%	7.2	6.5	11%
Depreciation, depletion and amortization	23.5	22.4	5%	46.7	44.7	4%
EBITDA	$30.8	$21.1	46%	$117.4	$99.2	18%

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues (millions)
Retail Sales:
Residential	$121.4	$115.1	$446.7	$373.6
Commercial	70.7	71.1	273.6	233.8
Industrial	9.2	9.0	25.9	22.0
	201.3	195.2	746.2	629.4
Transportation and other	17.7	15.4	38.5	31.7
	$219.0	$210.6	$784.7	$661.1
Volumes (MMdk)
Retail sales:
Residential	10.2	11.8	42.5	42.8
Commercial	7.3	8.2	28.7	28.7
Industrial	1.0	1.2	2.9	3.0
	18.5	21.2	74.1	74.5
Transportation sales:
Commercial	.4	.4	1.1	1.1
Industrial	37.0	34.9	85.8	75.9
	37.4	35.3	86.9	77.0
Total throughput	55.9	56.5	161.0	151.5
Average cost of natural gas per dk	$6.68	$5.80	$7.03	$5.58

The natural gas distribution business reported a seasonal loss of $3.2 million in the second quarter, compared to a loss of $7.5 million for the same period in 2022. Revenues increased in the period primarily as a result of higher basic service charges and approved rate relief in Washington and Idaho. The business also benefited from an increase in investment returns on nonqualified benefit plans during the quarter of $3.2 million. The business experienced a 12.5% decrease in retail sales volumes to all customer classes due to warmer weather, which was partially offset by weather normalization and decoupling mechanisms. Operation and maintenance expense increased during the period, primarily driven by higher payroll-related costs. Also adding to the seasonal loss was higher interest expense from higher debt balances and increased interest rates, partially offset by increased interest income associated with higher purchased gas costs.
The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $900,000 in higher natural gas costs, which increased both operating revenues and purchased natural gas sold, and $1.9 million in higher revenue-based taxes that increased both operating revenues and taxes, other than income.
The natural gas distribution business's EBITDA increased $9.7 million in the second quarter, compared to 2022, primarily the result of higher retail sales and increased investment returns on nonqualified benefit plans, partially offset by higher operation and maintenance expense, as previously discussed.

Pipeline	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$42.1	$37.6	12%	$82.9	$74.7	11%
Operating expenses:
Operation and maintenance	18.1	14.8	22%	35.7	30.2	18%
Depreciation, depletion and amortization	6.8	6.8	—%	13.7	13.1	5%
Taxes, other than income	3.3	3.4	(3)%	6.6	6.9	(4)%
Total operating expenses	28.2	25.0	13%	56.0	50.2	12%
Operating income	13.9	12.6	10%	26.9	24.5	10%
Other income (expense)	.7	(.7)	200%	1.4	(.6)	333%
Interest expense	3.1	2.5	24%	6.2	4.9	27%
Income before taxes	11.5	9.4	22%	22.1	19.0	16%
Income tax expense	2.5	2.1	19%	4.7	4.3	9%
Income from continuing operations	9.0	7.3	23%	17.4	14.7	18%
Discontinued operations, net of tax*	(.3)	(.2)	50%	(.5)	(.2)	150%
Net income	$8.7	$7.1	23%	$16.9	$14.5	17%
Adjustments:
Interest expense	3.1	2.5	24%	6.2	4.9	27%
Interest expense included in discontinued operations, net of tax	.3	.2	50%	.5	.2	150%
Income tax expense	2.5	2.1	19%	4.7	4.3	9%
Depreciation, depletion and amortization	6.8	6.8	—%	13.7	13.1	5%
EBITDA	$21.4	$18.7	14%	$42.0	$37.0	14%
*Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.

Operating Statistics	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Transportation volumes (MMdk)	142.6	115.7	272.3	226.2
Customer natural gas storage balance (MMdk):
Beginning of period	9.0	2.8	21.2	23.0
Net injection (withdrawal)	18.8	12.0	6.6	(8.2)
End of period	27.8	14.8	27.8	14.8
The pipeline business reported net income of $8.7 million in the second quarter, compared to $7.1 million for the same period in 2022. The earnings increase was driven by higher transportation revenue, primarily a result of increased contracted volume commitments from the North Bakken Expansion project and higher storage-related revenue. The pipeline business also benefited from non-regulated projects revenue. The business experienced higher investment returns on nonqualified benefit plans of $1.1 million during the quarter. The increase was offset in part by higher operation and maintenance expense primarily attributable to payroll-related costs and non-regulated project costs. The business also incurred higher interest expense as a result of higher interest rates and higher debt balances.
The pipeline business's EBITDA increased $2.7 million in the second quarter, compared to 2022, primarily from higher transportation, storage and non-regulated project revenues and higher investment returns on nonqualified benefit plans, partially offset by higher operating costs, as previously discussed.

Construction Services	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$747.0	$685.4	9%	$1,501.3	$1,238.0	21%
Cost of sales:
Operation and maintenance	629.3	585.1	8%	1,283.2	1,056.2	21%
Depreciation, depletion and amortization	4.7	4.2	12%	8.9	8.3	7%
Taxes, other than income	23.8	21.3	12%	52.0	40.3	29%
Total cost of sales	657.8	610.6	8%	1,344.1	1,104.8	22%
Gross profit	89.2	74.8	19%	157.2	133.2	18%
Selling, general and administrative expense:
Operation and maintenance	32.4	26.5	22%	62.4	52.6	19%
Depreciation, depletion and amortization	1.2	1.1	9%	2.4	2.2	9%
Taxes, other than income	1.3	1.1	18%	2.9	2.8	4%
Total selling, general and administrative expense	34.9	28.7	22%	67.7	57.6	18%
Operating income	54.3	46.1	18%	89.5	75.6	18%
Other income	2.7	.9	200%	5.5	1.1	400%
Interest expense	1.9	—	—%	1.9	—	—%
Income before taxes	55.1	47.0	17%	93.1	76.7	21%
Income tax expense	14.0	11.6	21%	23.1	19.3	20%
Income from continuing operations	41.1	35.4	16%	70.0	57.4	22%
Discontinued operations, net of tax*	(2.5)	(.9)	178%	(5.3)	(1.6)	231%
Net income	$38.6	$34.5	12%	$64.7	$55.8	16%
Adjustments:
Interest expense	1.9	—	—%	1.9	—	—%
Interest expense included in discontinued operations, net of tax	2.5	.9	178%	5.3	1.6	231%
Income tax expense	14.0	11.6	21%	23.1	19.3	20%
Depreciation, depletion and amortization	5.9	5.3	11%	11.3	10.5	8%
EBITDA	$62.9	$52.3	20%	$106.3	$87.2	16%
*Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.

Operating Statistics	Revenue				Gross profit
	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2023	2022	2023	2022	2023	2022	2023	2022
Business Line:	(In millions)
Electrical & mechanical
Commercial	$335.1	$242.0	$681.2	$430.0	$37.1	$25.1	$67.1	$45.4
Industrial	123.6	112.1	251.3	207.1	13.8	12.3	26.9	22.1
Institutional	63.4	55.3	118.9	96.0	4.0	.6	5.7	1.2
Renewables	13.0	54.5	24.7	79.4	1.0	3.0	.5	4.0
Service & other	35.1	45.2	87.2	91.7	5.1	5.4	10.7	11.1
	570.2	509.1	1,163.3	904.2	61.0	46.4	110.9	83.8
Transmission & distribution
Utility	167.7	154.8	320.1	297.9	27.8	26.5	45.7	46.4
Transportation	12.4	25.5	24.9	43.4	.4	1.9	.6	3.0
	180.1	180.3	345.0	341.3	28.2	28.4	46.3	49.4
Intrasegment eliminations	(3.3)	(4.0)	(7.0)	(7.5)	—	—	—	—
Total	$747.0	$685.4	$1,501.3	$1,238.0	$89.2	$74.8	$157.2	$133.2

	Backlog at June 30,
	2023	2022
	(In millions)
Electrical & mechanical	$1,536	$1,691
Transmission & distribution	401	233
	$1,937	$1,924
Backlog at the construction services business remains strong with a second quarter record backlog reported as of June 30, 2023. The business has secured additional projects to replace backlog projects that have been completed or are nearing the end of the project life cycle.
The construction services business reported net income of $38.6 million in the second quarter, compared to $34.5 million for the same period in 2022. The business's markets, particularly commercial, utility, industrial and institutional, experienced increased workloads, which contributed to record second quarter revenue. Gross profit at the construction services business increased, largely the result of project mix in the commercial, industrial and institutional markets, offset in part by lower renewable projects revenue and gross profit. The business was negatively impacted by higher selling, general and administrative costs, due largely to higher payroll-related costs, and interest expense from higher working capital needs and higher interest rates, partially offset by an increase in other income related to joint ventures.
The construction services business's EBITDA increased $10.6 million in the second quarter, compared to 2022, primarily a result of higher gross profit driven by the increase in revenues and additional income on joint-venture arrangements, as previously discussed. Slightly offsetting these increases were higher selling, general and administrative costs due largely to higher payroll-related costs.

Other
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$3.1	$1.5	107%	$4.7	$2.9	62%
Operating expenses:
Operation and maintenance	12.2	4.3	184%	21.9	9.7	126%
Depreciation, depletion and amortization	1.1	1.0	10%	2.2	2.2	—%
Total operating expenses	13.3	5.3	151%	24.1	11.9	103%
Operating loss	(10.2)	(3.8)	168%	(19.4)	(9.0)	116%
Unrealized gain on investment in Knife River	140.0	—	NM	140.0	—	NM
Other income (expense)	3.1	(.8)	NM	4.1	(1.3)	NM
Interest expense	3.4	—	NM	3.8	.1	NM
Income (loss) before income taxes	129.5	(4.6)	NM	120.9	(10.4)	NM
Income tax expense	45.1	(.6)	NM	45.5	1.9	NM
Income (loss) from continuing operations	84.4	(4.0)	NM	75.4	(12.3)	713%
Income (loss) from discontinued operations, net of tax	(14.1)	36.0	(139)%	(56.7)	(.3)	NM
Net income (loss)	$70.3	$32.0	120%	$18.7	$(12.6)	248%

Income (loss) from continuing operations	$84.4	$(4.0)	NM	$75.4	$(12.3)	NM
Adjustments*:
Less: Unrealized gain on investment in Knife River, net of tax*	90.8	—	NM	90.8	—	NM
Costs attributable to strategic initiatives, net of tax*	3.2	.3	NM	6.5	.3	NM
Adjusted loss from continuing operations	$(3.2)	$(3.7)	14%	$(8.9)	$(12.0)	26%
*Includes unrealized gain on investment of $140.0 million, net of tax of $49.2 million for the quarter and year to date 2023 on retained shares investment in Knife River and costs attributable to strategic initiatives of $4.2 million, net of tax of $1.0 million for the quarter 2023 and $8.6 million, net of tax of $2.1 million year to date 2023, which were not included in discontinued operations.

NM - not meaningful
On May 31, 2023, the company completed the previously announced separation of Knife River, its construction materials and contracting segment, into a new publicly traded company. As a result of the separation, the historical results of operations for Knife River are shown in income (loss) from discontinued operations, other than allocated general corporate overhead costs of the company, which do not meet the criteria for income (loss) from discontinued operations. Also included in discontinued operations are strategic initiative costs associated with the separation of Knife River.
During the second quarter, Other benefited from an increase of $90.8 million, net of tax, associated with an unrealized gain on the company's retained interest in Knife River. Other also experienced $7.9 million higher operation and maintenance expense, primarily attributable to strategic initiative costs incurred and corporate overhead costs classified as continuing operations allocated to the construction materials business.
Also included in Other is insurance activity at the company's captive insurer and general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations.

Other Financial Data
	June 30,
	2023	2022*
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$13.29	$16.66
Market price per common share	$20.94	$26.99
Market value as a percent of book value	157.6%	162.0%
Total assets	$7,685	$9,319
Total equity	$2,706	$3,387
Total debt	$2,592	$3,028
Capitalization ratios:
Total equity	51.1%	52.8%
Total debt	48.9%	47.2%
	100.0%	100.0%
*2022 amounts include Knife River